CONVERSION AGREEMENT

This Conversion Agreement (this "Agreement") is made as of the 31st day of December 2020, by and between Kidpik Corp., a Delaware corporation (the "Company"), and Raine Silverstein & Renee Dabah, co-trustees, u/a/d 02/02/1997, Trust FBO Chana Dabah, Raine Silverstein & Renee Dabah, co-trustees, u/a/d 02/02/1997, Trust FBO Eva Dabah, Raine Silverstein & Renee Dabah, co-trustees, u/a/d 02/02/1997, Trust FBO Joia Dabah, Raine Silverstein & Renee Dabah, co-trustees, u/a/d 02/02/1997, Trust FBO Moshe Dabah, Raine Silverstein & Renee Dabah, co-trustees, u/a/d 02/02/1997, Trust FBO Yaacov Dabah, and Ezra Dabah (the "Holders").

RECITALS

WHEREAS, the Company and the Holder are parties to Convertible Promissory Notes as set forth on Annex A hereto (the "Notes");

WHEREAS, concurrently with the execution of this Agreement, the Company desires to enter into an investment agreement (the "Investment Agreement"), by and between the Company and Gila Goodman, an individual (the "Investor"), pursuant to which the Investor will purchase from the Company, and the Company will sell and issue to the Investor, 329 shares of common stock, without par value, of the Company (the "Common Stock"), upon the terms and subject to the conditions set forth in the Investment Agreement; and

WHEREAS, the Company desires to issue shares of the Common Stock to the Holders under the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

CONVERSION

1.1. Conversion. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), the Company shall issue to the Holders, a total of 1,776 shares of Common Stock, allocated among the Holders as set forth on Annex A hereto, free and clear of any and all liens or encumbrances, and in consideration therefor, the Notes, including the principal and accrued interest under the Notes (the "Balance") and all interests of the Holders related thereto, shall be, without any further action of the parties hereto, irrevocably and unconditionally cancelled (the "Conversion"). In lieu of fractional shares that otherwise would have been issued to the Holders upon conversion of the Notes, the Company shall pay to the Holders in cash the dollar equivalent of any fractional shares at the Closing.

ARTICLE II

CLOSING

2.1. Time of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place on September 3, 2020 electronically.

2.2. *Closing Deliveries*. At the Closing, (i) the Holders shall surrender the Notes held by them to the Company and (ii) subject to Section 5.5, the Company shall, at its expense, issue and deliver to the Holders, a certificate or certificates evidencing the whole number of shares of Common Stock that are issuable to such Holders in connection with the Conversion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Holders as follows, except as set forth on a schedule to be delivered separately by the Company to the Holders (the "Disclosure Schedule").

3.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized and validly existing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operation of the Company, taken together as a whole (a "Material Adverse Effect"). The Company does not have any subsidiaries as of the date hereof.

3.2. Authorization. All corporate action on the part of the Company and its stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Common Stock hereunder has been taken or will be taken prior to or following the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3. Capitalization; Valid Issuance of Common Stock.

(a) As of the date hereof, the authorized share capital of the Company consists solely of 10,000 shares of Common Stock, of which an aggregate of 5,660 shares of Common Stock are issued and outstanding. Immediately after giving effect to the issuances of Common Stock pursuant to the Investment Agreement and the Conversion, but excluding the exercise of preemptive rights by the existing stockholders of the Company, an aggregate of 10,000

shares of Common Stock will be authorized and an aggregate of 7,129 shares of Common Stock will be issued and outstanding.

(b) Except for (x) the shares to be issued pursuant to the Investment Agreement and upon the Conversion, (y) any shares issued upon the exercise of preemptive rights by the existing stockholders of the Company, and (z) a warrant to purchase six percent (6%) of the securities issuable by the Company in any future "Transactions" pursuant to certain conditions as set forth in Section 5.2 of a letter agreement between the Company and Triangle Capital LLC ("Triangle") dated April 24, 2018 (the "Triangle Letter Agreement") (i) there are no outstanding securities convertible into or exchangeable or exercisable for, or any options, warrants or other rights to purchase, subscribe for or otherwise acquire, Common Stock or any other interests or participations in the Company and (ii) the Company is not party to any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any Common Stock, any securities convertible into or exchangeable or exercisable for Common Stock, or any options, warrants or other rights to purchase, subscribe for or otherwise acquire Common Stock or other interests or participations in the Company.

(c) Annex A hereto sets forth (i) a true, correct and complete list of all holders of the issued and outstanding Common Stock immediately before the issuances of Common Stock pursuant to the Investment Agreement and upon the Conversion (see the column titled "Shares b/f Investment") and (ii) a true, correct and complete list of all holders of the issued and outstanding Common Stock immediately after the issuances of Common Stock pursuant to the Investment Agreement and upon the Conversion (see the column titled "After Conversion/Financing"), assuming no exercise of preemptive rights by the existing stockholders of the Company.

(d) The shares of Common Stock that are being issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable.

3.4. Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the execution of, or consummation of the transactions contemplated by, this Agreement.

3.5. Financial Statements. The Company has provided to the Holders a true and complete copy of the (i) audited consolidated statement of income, balance sheet and statement of cash flows of the Company, as of and for the year ended December 31, 2019, and (ii) unaudited consolidated statements of income, balance sheets and statements of cash flows of the Company, as of and for the three (3) month period ended March 31, 2020 (collectively, the "Historical Financial Statements"). Each of the Historical Financial Statements has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved and fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company for the periods referred to in such financial statement.

3.6. Disclosure. The Company has provided the Holders with all the information the Holder has requested for deciding whether to invest in the Company. To the Company's knowledge, no documents made or delivered in connection with this Agreement contain any untrue

statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

3.7. Brokers, Finders and Agents. The Company is not directly or indirectly obligated to any person acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE HOLDER

Each Holder, severally and not jointly, hereby represents and warrants to the Company that:

4.1. Authorization. Such Holder has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Holder, will constitute valid and legally binding obligations of such Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

4.2. Investment for Own Account. This Agreement is made with such Holder in reliance upon such Holder's representation to the Company, which by the Holder's execution of this Agreement, the Holder hereby confirms that the Common Stock will be acquired for investment for such Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Holder further represents that such Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell or transfer the Common Stock. Such Holder is able (i) to bear the economic risk of its investment for an indefinite period, and (ii) to afford a complete loss of his/her investment.

ARTICLE V

COVENANTS

5.1. Preemptive Rights. For so long as any Holder holds Common Stock representing not less than 5% of the Company's outstanding Common Stock, if the Company engages in any transaction involving the issuance of Common Stock or other equity securities (or securities convertible into or exchangeable for Common Stock or other equity securities), such Holder will be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Common Stock or other equity securities (or securities convertible into or exchangeable for Common Stock or other equity securities) are offered, up to an amount to enable such Holder to maintain its percentage interest in the Company's outstanding Common Stock, on a fully diluted basis, after giving effect to such issuance. The Company will provide such Holder with reasonable advance notice of any proposed issuance that would cause such right to be

exercisable (including the material terms of the proposed issuance, including price). The provisions of this Section 5.1 shall not apply to the issuance of shares of Common Stock upon conversion of the Convertible Notes (as defined in the Investment Agreement), in accordance with their respective terms or to any warrants issuable pursuant to the Triangle Letter Agreement in connection with any future "Transactions" (as defined therein).

5.2. Drag Along Rights.

(a) In the event that the stockholders holding a majority of the outstanding shares of the Company's Common Stock desire to consummate a "Sale of the Company" (as defined below), then prior to consummation of such Sale of the Company, the stockholder or group of stockholders initiating the Sale of the Company (each a "Drag-Along Seller") shall deliver written notice (in accordance with Section 5.2(e)) to the other non-initiating stockholders (the "Non-Initiating Drag-Along Sellers", and together with the Drag-Along Sellers, the "Sellers" and each a "Seller") notifying such Non-Initiating Drag-Along Sellers that they will be required to participate in such Sale of the Company on the same terms and subject to the same conditions as the Drag-Along Sellers and otherwise comply with the terms of this Section 5.2 (a "Drag-Along Sale"), provided that the consideration received for the Drag-Along Sale (i) must be entirely for cash and/or marketable securities and (ii) must be for a price per share not less than the conversion price per share equal to the Balance (immediately prior to the Conversion) divided by the number of shares issued to the Holders under Section 1.1 (adjusted appropriately in the event of any forward or reverse stock split, stock dividend or recapitalization, reorganization, reclassification, combination, exchange of shares or other similar exchange with respect to the Common Stock, other than pursuant to the Amended and Restated Charter (as defined in the Investment Agreement)) (the "Per Share Conversion Price"). Upon the consummation of the Sale of the Company, each Non-Initiating Drag-Along Seller shall be entitled to receive the same proportion of the aggregate consideration from such Sale of the Company that the Drag-Along Sellers are entitled to receive.

(b) A "Sale of the Company" shall mean (i) the sale or transfer, in a single transaction or series of related transactions, of fifty percent (50%) of more of the outstanding Common Stock of the Company, (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company of the Company of all or substantially all the assets of the Company taken as a whole, or (iii) the consolidation, merger or reorganization of the Company into any other entity, in which the Company is not the surviving entity or in which the stockholders of the Company existing prior to the transaction hold less than fifty percent (50%) of the outstanding Common Stock of the Company or the surviving corporation, as applicable, immediately following such transaction.

(c) In connection with a Sale of the Company, the Non-Initiating Drag-Along Sellers shall cooperate in the execution and consummation of the Sale of the Company, as requested by the Drag-Along Seller(s), including by taking or causing to be taken all such actions as may be reasonably necessary or desirable to expeditiously consummate the Sale of the Company and any related transactions, including: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents reasonably requested of such Non-Initiating Drag-Along Seller; and otherwise reasonably cooperating with the Company, the Drag-Along Seller(s) and the prospective purchaser

(the "Drag-Along Purchaser"). Without limiting the generality of the foregoing, with respect to a proposed Sale of the Company, the Non-Initiating Drag-Along Sellers agree to execute and deliver such agreements, certificates and other documents as may be reasonably requested by the Drag-Along Seller, the Company or the Drag-Along Purchaser, as the case may be, so long as all Sellers to such agreement will be subject to the same terms.

(d) With respect to any Sale of the Company that is structured as a merger, sale of all or substantially all of the assets of the Company, consolidation or other transaction that may require the approval of the Company's stockholders under any applicable organizational or transaction document or applicable federal, state or local law, the Non-Initiating Drag-Along Sellers shall vote in favor of the transaction, not object to the transaction and take all action to waive any dissenters, appraisal or other similar rights the Non-Initiating Drag-Along Sellers may have.

(e) The Drag-Along Sellers shall notify each Non-Initiating Drag-Along Sellers in writing of any proposed Sale of the Company at least thirty (30) days prior to the proposed effective date of such proposed Sale of the Company (a "Drag-Along Transfer Notice"). Any such Drag-Along Transfer Notice shall set forth: (i) the Common Stock to be transferred by each Drag-Along Seller and the proportionate Common Stock which each Non-Initiating Drag-Along Seller is entitled to Transfer in connection with such Sale of the Company, (ii) the name and address of the Drag-Along Purchaser in such Sale of the Company, (iii) the proposed purchase price to be paid by the Drag-Along Purchaser in such Sale of the Company, (iv) the other material terms and conditions of such proposed Sale of the Company, and (v) the proposed effective date of the proposed Sale of the Company.

5.3. *Adjustment to Shares*. In the event that after the Closing, the Company issues shares of capital stock (or any securities convertible into or exchangeable or exercisable for capital stock, or any options, warrants or other rights to purchase, subscribe for or otherwise acquire capital stock) at a price per share (the "Per Share Issuance Price") less than the Per Share Conversion Price, then the Company shall issue to the Holder a number of additional shares of Common Stock equal to the difference between (i) the number of shares issued to the Holder pursuant to Section 1.1 and (ii) the Balance (immediately prior to the Conversion) divided by the Per Share Issuance Price. This Section 5.3 does not apply to the issuance of shares of Common Stock upon conversion of the Convertible Notes (as defined in the Investment Agreement) in accordance with their terms.

5.4. *Information Rights*. For so long as the Holder holds Common Stock of the Company, the Company agrees to furnish the Holder with such information as it may reasonably request, including annual, quarterly and monthly financial reports, budgets and operating plans, and inspection rights to visit the Company's premises, inspect its records and discuss its business with officers of the Company with advance notice at reasonable times with reasonable frequency.

5.5. *No Fractional Shares*. No fractional shares of the Company will be issued in connection with the Conversion, and in lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash to the Holder equal to the balance remaining after the Conversion into a whole number of shares of Common Stock.

ARTICLE VI
MISCELLANEOUS

6.1. *Definitional Provisions*. Unless the express context otherwise requires: (a) the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms "Dollars" and "$" mean United States Dollars; (d) references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement; (e) wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation"; (f) the word "or" shall not be exclusive, and (g) references herein to any gender includes each other gender.

6.2. *Survival of Warranties*. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Holder contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

6.3. *Transfer; Successors and Assigns*. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4. *Governing Law*. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law that would require the application of any other laws.

6.5. *Counterparts*. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.6. *Titles and Subtitles*. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7. *Amendments and Waivers*. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 6.7 shall be binding upon the Holder and the Company.

6.8. *Severability*. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as though such provision were so excluded and shall be enforceable in accordance with its terms.

6.9. *Specific Performance*. The parties hereto agree that irreparable damage would occur if any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or

injunctions to prevent breaches or threatened breaches of this Agreement, or to enforce specifically the performance of the terms and provisions hereof or thereof in any federal court located in the County and State of New York or, to the extent that no such federal court has jurisdiction over such proceeding, in a New York state court located in the County of New York, in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable law, (a) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate and (b) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

KIDPIK CORP.

By: ______________________

Name: Ezra Dabah
Title: Chief Executive Officer

HOLDERS:

TRUST FBO CHANA DABAH

By: ______________________

Name: Renee Dabah
Title: Trustee

TRUST FBO YAACOV DABAH

By: ______________________

Name: Renee Dabah
Title: Trustee

TRUST FBO MOSHE DABAH

By: ______________________

Name: Renee Dabah
Title: Trustee

TRUST FBO EVA DABAH

By: ______________________

Name: Renee Dabah
Title: Trustee

TRUST FBO JOIA DABAH

By:______________________________
Name: Renee Dabah
Title: Trustee

____
Ezra Dabah